Exhibit 99

Network Equipment Technologies Announces Preliminary
Financial Results for Fiscal Q4 2007

Strong sales in second half of year drive higher than expected revenue and cash

Fremont, CA, April 5, 2007 –Telecommunications equipment maker Network Equipment Technologies, Inc. (NYSE: NWK), a global provider of multi-service network exchange solutions for government and enterprise customers, announced today its anticipated revenues and ending cash balance for the fourth fiscal quarter of 2007.

As a result of strong sales activity in the second half of the fiscal year, the Company currently expects 2007 fourth quarter revenues to be in the range of $24.7 to $25.2 million, which is more than 80 percent greater than the same period of fiscal 2006.  The Company had forecast revenues for its 2007 fourth quarter in the range of $22.5 to $24.5 million.  Ending cash for the quarter is expected to be approximately $90 million, as compared to its guidance of approximately $85 million.  The higher cash balance is due both to increased sales and to proceeds from the exercise of stock options.

“We continue to execute on our sales and product strategies, which has resulted in continued growth in revenue and cash,” commented C. Nicholas Keating, President and CEO.

At the end of the fourth quarter, the Company vacated its former manufacturing building on its Fremont campus, which is currently being marketed for sublease.  As the Company does not intend to use the building during the remaining term of the lease, a charge in excess of $10 million will be taken in the fourth quarter.  A large portion of the charge, relating to the write-off of leasehold improvements, is non-cash.  The write-off will eliminate expenses of approximately $850,000 per quarter going forward.

Earlier this week, the Company signed an agreement with Plexus Corp (NASDAQ: PLXS) to manufacture its products.  The Company expects to transition its manufacturing, assembly and test functions to Plexus’ Boise, Idaho plant over the next year. “We are pleased to have begun a partnership with Plexus,” added Keating.  “Plexus is a premier manufacturer with a solid financial position.  Plexus’ Boise plant is also conveniently located a short plane ride from our Northern California headquarters, and enables us to meet the domestic manufacturing requirements of our Government customers.”

The Company intends to report its results for the third quarter on Wednesday, May 2, 2007 after Market close.

About Network Equipment Technologies, Inc.

Network Equipment Technologies, Inc. (NET) is a leading provider of multi-service network exchange solutions that enable flexible, cost-effective network evolution. A pioneer of the networking industry, NET has been delivering network exchange solutions to enterprise and government customers for more than 20 years.

Forward Looking Statements

This press release contains forward-looking statements, relating to revenue, cash balances, and possible future operating results, within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. Investors are cautioned that such statements are based on current expectations, forecasts and assumptions that involve risks and uncertainty that may cause actual results to differ materially from those expressed or implied in the forward-looking statements. Factors that could affect such results include final tabulation of our results for the quarter ended March 30, 2007, the satisfaction of conditions to recognize revenue, final settlement of liabilities under our GSA contract, and successful transition of our manufacturing to a new contract manufacturer in addition to satisfactory performance by our current contract manufacturer during the transition, as well as the factors identified in Network Equipment Technologies’ Annual Report on Form 10-K for the year ended March 31, 2006 and most recent subsequent Quarterly Report on Form 10-Q. Network Equipment Technologies disclaims any intention or obligation to update or revise any forward looking statements, whether as a result of new information, future events or otherwise.